Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement ("Agreement") is made effective as of September 19, 2023 (“Effective Date”), by and between, Leslie’s Poolmart, Inc., a Delaware corporation ("Company"), and Paula Baker, an individual residing in the State of Arizona ("Employee").

In connection with Employee no longer serving as the Company’s Chief Revenue Officer as of the Effective Date, Employee agrees to remain an employee of the Company under the following terms:

Term. The term of this Agreement shall begin on the Effective Date and, except as otherwise earlier terminated pursuant to this Agreement, shall terminate on December 15, 2023 ("Term").

Compensation. Employee’s annual base salary will remain unchanged through September 30, 2023, and then Employee will receive a one-time payment of $35,000, less normal withholdings, paid on or before October 31, 2023, for the provision of the transition services during the Term.

Transition Services and Devotion of Time. Employee shall have such duties and obligations as are reasonably determined from time to time by the Company’s Chief Executive Officer, including, but not limited to, advisory services relating to the Company’s retail store operations. Employee will devote such amount of time under this Agreement as is reasonably necessary to satisfy and fulfill Employee’s duties and obligations hereunder but will not be requested to provide services in excess of ten (10) hours per week during the Term.

Remote Work. The Company will support Employee working in a remote capacity during the Term.

Employee Benefits Continuation. Employee will continue to participate in the Company’s employee benefit plans through the Term. Employee will not be eligible to receive new equity awards under the Company’s 2020 Omnibus Incentive Plan.

Bonus Payment. Employee is eligible to participate in the Company’s 2023 Annual Corporate Bonus Plan (“Bonus Plan”), consistent with terms and timing of payment under such Bonus Plan. Employee is not eligible to participate in the Company’s 2024 Annual Corporate Bonus Plan.

Vacation Accrual. Employee is eligible to accrue vacation at the standard bi-weekly rate for the duration of the Term.

Executive Severance Pay Plan. Subject to Employee’s continued employment in good standing through the Term, Employee employment with the Company will be terminated by the Company without cause on the last day of the Term and Employee will be entitled to the payments and benefits applicable on such a termination under the Company’s Executive Severance Pay Plan as executed on April 12, 2022 by Employee, in accordance with and subject to the terms thereof, including the Company’s receipt of the Negotiated General Release attached hereto as Exhibit A.

Under the terms of this Agreement, Employee’s employment is at-will, and therefore, Employee’s employment and compensation can be terminated, with or without cause, and with or without notice, at any time, at Employee’s option or the Company's option. Although other terms and conditions of employment may change, this at-will employment relationship, as defined above, will remain in effect throughout

Employee’s employment with the Company. This Agreement does not represent an employment contract, rather an offer of employment for transition services and description of benefits.

Accepted by:

/s/ Paula Baker 9/19/2023

__________________________________ ____________________

Paula Baker Date

Leslie’s Poolmart, Inc.

/s/ Scott Bowman 9/19/2023

By: ______________________________ _____________________

Name: Scott Bowman Date

Title: Chief Financial Officer

Exhibit A

[Negotiated General Release]